(logo) ARBOR

OFFICER’S CERTIFICATE

of

ARBOR MULTIFAMILY LENDING, LLC

Pursuant to the requirements of Section 3.05 of that certain Primary Servicing Agreement, BMO 2023-C4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2023-C4, dated as of February 1, 2023 (the “Agreement”) by and between Midland Loan Services, a division of PNC Bank, National Association (“Master Servicer”) and Arbor Multifamily Lending, LLC (“Primary Servicer”), the undersigned, Charles Marino, hereby certifies to the Master Servicer as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.        A review of the Primary Servicer’s activities during the preceding calendar year or portion thereof and of the Primary Servicer’s performance under the Agreement has been made under such officer’s supervision; and

2.        To the best of such officer’s knowledge, based on such review, the Primary Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year or portion thereof.

Dated: February 26, 2025

Arbor Multifamily Lending, LLC

By: /s/ Charles Marino

Name: Charles Marino

Title: Managing Director,

Servicing and Agency Asset Management

333 Earle Ovington Blvd. • Suite 900 • Uniondale, NY 11553-3617 • 516.506.4200